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                       HYDROSERV, L.L.C.
                       Statement of Loss
                Periods Ended September 30, 1998
 (expressed in millions, rounded to hundred thousands of dollars)
                                (Unaudited, Subject to Adjustment)
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                                                 Quarter                 Nine Months
                                                 -------                 -----------

    Operating expenses                                 $(.1)                              $(.3)
                                                        ----   ----
                                    Net loss                               $(.1)          $(.3)
                                                               ====                 ====

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